Exhibit 11


                       ASSIGNMENT AGREEMENT

           ASSIGNMENT AGREEMENT (the "Agreement"), dated as of
April 28, 1998, by and between TPG Oxford LLC, a Delaware limited liability company ("TPG"), and Chase Equity Associates, L.P., a
California limited partnership ("Chase").

                       W I T N E S S E T H:

           WHEREAS, pursuant to the Investment Agreement, dated as of February 23, 1998 (the "Investment Agreement"), between TPG and Oxford Health Plans, Inc. (the "Company"), TPG has the right to purchase the Securities in accordance with the terms of the Investment Agreement;

           WHEREAS, Chase desires to purchase from the Company certain of the Securities as a Designated Purchaser in accordance with the terms of the Investment Agreement; and

           WHEREAS, TPG desires to assign to Chase its right to purchase certain of the Securities from the Company in accordance with the terms of the Investment Agreement;

           NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

           Section 1. Definitions. Capitalized terms used but not defined herein shall have the meanings set forth in the Investment Agreement.

           Section 2. Assignment. (a) TPG hereby assigns (the "Assignment") to Chase its right to purchase pursuant to the Investment Agreement, and Chase hereby agrees to purchase from the Company at the Closing pursuant to and in accordance with the terms of the Investment Agreement, the following Securities (the "Assigned Securities"): (i) 10,500 shares of Series A Preferred Stock, together with Series A Warrants to purchase, subject to adjustment as set forth therein, 677,142 shares of Common Stock, and (ii) 4,500 shares of Series B Preferred Stock, together with Series B Warrants to purchase, subject to adjustment as set forth therein, (A) prior to the Shareholder Approval, 288.428 shares of Junior Preferred Stock, or (B) following the Shareholder Approval, 288,428 shares of Common Stock.

           (b) Chase acknowledges and agrees that the Assignment is made pursuant to and in accordance with the terms of the Investment Agreement, including without limitation Section 11.10(b) thereof, and is limited solely to the right to purchase the Assigned Securities. Chase shall have no other rights of TPG under the Investment Agreement or any rights of TPG (other than rights that by their terms are available to all holders of the relevant Securities generally) under the Certificates of Designations or the Warrants; provided, however, that nothing contained herein shall limit Chase's rights as a Designated Purchaser under the Investment Agreement.

           Section 3. Investment. (a) Chase has independently, and without reliance on TPG or any of TPG's Affiliates or any of their respective partners, officers, directors, members, employees, agents or representatives (collectively, the "TPG Parties"), made its own analysis and decision regarding whether to enter this Agreement and purchase the Assigned Securities. Chase acknowledges that no TPG Party has provided any information to Chase, nor made any statement, representation or warranty to Chase, with respect to the Company or the Assigned Securities. Chase agrees that it will, independently and without reliance on any TPG Party, continue to make its own decisions regarding the Assigned Securities, and Chase acknowledges that its exclusive rights and remedies with respect to the Assigned Securities shall be those rights and remedies accorded a Designated Purchaser under the Investment Agreement and those rights and remedies accorded holders of securities generally in the other agreements and documents contemplated by the Investment Agreement.

           (b) Chase is acquiring the Assigned Securities for its own account solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Chase acknowledges that the Securities and the Warrant Shares have not been registered under the Securities Act and may be sold or disposed of in the absence of such registration only pursuant to an exemption from the registration requirements of the Securities Act.

           Section 4. Transfer Restrictions. (a) Except pursuant to Section 5 hereof, neither Chase nor any of its Affiliates will, without the prior written consent of TPG, during the period commencing on the date hereof and ending on the date that is one year after the date hereof, offer, sell or contract to sell, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, the Assigned Securities; provided, however, that Chase may sell or transfer all or any part of the Assigned Securities to any of its Affiliates, if prior to such sale or transfer such Affiliate (i) agrees in writing to be bound by the terms hereof and (ii) delivers a letter to the Company in the form of Exhibit I hereto.

           Section 5. Tag-Along Rights. (a) In the event that TPG proposes to sell or transfer for value any Securities to any Person (other than an Affiliate of TPG) which sale or transfer is proposed to be effected during the Restricted Period, TPG shall deliver a notice (the "Tag-Along Notice") to Chase which shall include (i) the principal terms of the proposed sale insofar as it relates to the Securities, including the purchase price thereof (or formula for computing the purchase price) and the name and address of the proposed buyer, and (ii) an offer to include in such sale, at the option of Chase, such number of Assigned Securities owned by Chase determined in accordance with
Section 5(b) hereof, on the same terms and conditions as TPG shall sell or transfer Securities in such sale. Notwithstanding anything herein to the contrary, Chase shall have the right to include in any such sale only those series of Securities to be sold by TPG in such sale.


                                2

           (b) If Chase desires to accept the offer contained in the Tag-Along Notice, Chase shall send a written commitment (the "Commitment") to TPG specifying the number of shares or warrants, or the principal amount, as the case may be, of each series of Securities (not in any event to exceed in the aggregate, with respect to any series of Security, the total of that series of Security to be sold in such sale (subject to the proviso to Section 5(e) hereof) multiplied by a fraction, the numerator of which shall be the total number of that series of Security held by Chase as of the Closing, and the denominator of which shall be the total number of that series of Security issued by Company at the Closing pursuant to the Investment Agreement) which Chase desires to have included in such sale. A Commitment shall be delivered by Chase within five (5) days after delivery of the related Tag-Along Notice. If Chase does not so deliver a Commitment, Chase shall be deemed to have waived all of its rights with respect to the sale referred to in the Tag-Along Notice, and TPG shall thereafter be free to sell Securities to the proposed buyer, at a price no greater than the purchase price (or price determined pursuant to the formula) set forth in the Tag-Along Notice and otherwise on terms substantially no more favorable (considered as a whole) than as set forth in the Tag-Along Notice, without any further obligation to Chase.

           (c) The acceptance by Chase of any offer set forth in a Tag-Along Notice shall be irrevocable except as hereinafter expressly provided, and Chase shall be bound and obligated to sell in the sale referred to in such Tag-Along Notice such number of Assigned Securities as Chase shall have specified in the related Commitment.

           (d) If at the end of the sixtieth (60th) day following the date of the effectiveness of a Tag-Along Notice TPG has not completed the sale referred to therein, Chase shall be released from its obligations under the related Commitment, the Tag-Along Notice shall be null and void, and it shall be necessary for a separate Tag-Along Notice to be furnished, and the terms and provisions of this Section 5 separately complied with, in order to consummate such sale pursuant to this Section 5.

           (e) Notwithstanding anything in the foregoing provisions to the contrary, TPG shall not be obligated to deliver a Tag-Along Notice, and Chase shall not have any right to include Securities in any sale by TPG, until such time as TPG and its Affiliates shall own less than $180,000,000 (one hundred eighty million dollars) worth of Securities (valued at the prices paid for such Securities at the Closing pursuant to the Investment Agreement) in the aggregate (the "Threshold Amount"); provided, however, that in the event that TPG and its Affiliates' aggregate ownership would fall below the Threshold Amount pursuant to any sale, TPG shall be required to deliver a Tag-Along Notice and Chase shall have the right to participate in such sale to the extent, but only to the extent, that TPG and its Affiliates' aggregate ownership falls below the Threshold Amount pursuant to such sale.

           Section 6. Agency. Chase hereby appoints TPG and authorizes TPG to act as Chase's sole and exclusive agent with respect to the administration of the indemnification provisions set forth in Section 11.05 of the Investment Agreement; provided, however, no TPG Party shall have any responsibility or liability to Chase with respect to any action taken or omitted to be taken by such TPG Party in connection with this Section 6, absent gross negligence or willful misconduct on the part of such TPG Party.


                                3

           Section 7. Confidentiality. Except as required by Law, neither Chase nor any of its Affiliates will, without the prior written consent of TPG, which consent shall not be unreasonably withheld or delayed, make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement or the Investment Agreement. Prior to making any public disclosure required by applicable Law, Chase shall consult with TPG, to the extent feasible, as to the content and timing of such public announcement or press release.

           Section 8. Delivery of Letter. Chase agrees that at or prior to the Closing it will execute and deliver to the Company the letter attached as Exhibit I hereto.

           Section 9. No Assignment. Neither this Agreement nor any rights hereunder shall be assignable by any party hereto without the prior written consent of the other party hereto.

           Section 10. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement. Any provision of this Agreement may be amended, modified or supplemented in whole or in part at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement.

           Section 11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

           Section 12. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed in that State without reference to its conflict of laws rules.

           Section 13. Termination. This Agreement shall be terminated and shall be of no further force or effect if the Investment Agreement is validly terminated in accordance with
Section 10.01 thereof, except for Sections 7 and 12 hereof which shall survive any termination of this Agreement.


                                4

           IN WITNESS WHEREOF, this Assignment Agreement has been executed on behalf of the parties hereto by their respective duly authorized officers, all as of the date first above written.


                                  TPG OXFORD LLC


                                  By /s/ James J. O'Brien
                                    ---------------------
                                    Name:  James J. O'Brien
                                    Title: Vice Presidient


                                  CHASE EQUITY ASSOCIATES, L.P.


                                  By: Chase Capital Partners
                                      Its General Partner


                                  By /s/ Mitchell J. Bluh
                                    ---------------------
                                    Name:  Mitchell J. Bluh
                                    Title: Executive Partner


                                5

                                                          Exhibit I

                   CHASE EQUITY ASSOCIATES, L.P.
                        380 Madison Avenue
                        New York, NY 10017

                                               May 13, 1998


Oxford Health Plans, Inc.
800 Connecticut Avenue
Norwalk, Connecticut 06854

Ladies and Gentlemen:

           Reference is hereby made to the Investment Agreement, dated as of February 23, 1998 (the "Investment Agreement"), between TPG Oxford LLC ("TPG") and Oxford Health Plans, Inc. (the "Company"), and the Assignment Agreement, dated as of April 28, 1998 (the "Assignment Agreement"), between TPG and Chase Equity Associates, L.P. ("Chase"). Capitalized terms used but not defined herein shall have the meanings set forth in the Investment Agreement or the Assignment Agreement, as the case may be.

           In connection with the assignment contemplated by the Assignment Agreement, Chase hereby represents and warrants to, and agrees with, the Company, as follows:

           (i) Chase is acquiring the Assigned Securities for its own account solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Chase acknowledges that the Assigned Securities and the Warrant Shares have not been registered under the Securities Act and may be sold or disposed of in the absence of such registration only pursuant to an exemption from the registration requirements of the Securities Act;

           (ii) Chase agrees to comply with the provisions of
Section 8.06 of the Investment Agreement as if it were the Investor thereunder; and

           (iii) Pursuant to the Assignment Agreement, Chase has appointed TPG as its exclusive agent for the purpose of administering the indemnification provisions set forth in Section
11.05 of the Investment Agreement.

                                    Very truly yours,

                                    CHASE EQUITY ASSOCIATES, L.P.


                                    By: Chase Capital Partners
                                        Its General Partner


                                    By
                                      ---------------------------
                                      Name:
                                      Title: